                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549



                                    FORM S-3
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                         PATRIOT SCIENTIFIC CORPORATION
               (Exact name of registrant as specified in charter)

                  DELAWARE                             84-1070278
      (State or other jurisdiction of                (IRS Employer
       incorporation or organization)            Identification Number)

             10989 VIA FRONTERA                 ROBERT PUTNAM, SECRETARY
        SAN DIEGO, CALIFORNIA 92127         PATRIOT SCIENTIFIC CORPORATION
               (619) 674-5000                      10989 VIA FRONTERA
                                              SAN DIEGO, CALIFORNIA 92127
                                                      (619) 674-5000
   (Address, including zip code, and     (Name, address, including zip code, and
  telephone number including area code,   telephone number including area code,
  of registrant's principal executive               agent for service)
offices and principal place of business)

                                 WITH COPIES TO:
                             OTTO E. SORENSEN, ESQ.
             LUCE, FORWARD, HAMILTON & SCRIPPS LLP, ATTORNEYS AT LAW
              600 WEST BROADWAY, #2600, SAN DIEGO, CALIFORNIA 92101
                                 (619) 236-1414


        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
   From time to time after the effective date of this Registration Statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] ________

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] ________

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                                CALCULATION OF REGISTRATION FEE
================================================================================================
                                                                      Proposed
                                                                       maximum
                                                     Proposed         aggregate    Amount of
  Title of each class of       Amount to be      maximum offering      offering  registration
securities to be registered    registered(1)    price per share(2)     price(2)      fee(3)
------------------------------------------------------------------------------------------------
Common stock issuable
  upon conversion of Debentures  2,200,000             $1.25         $ 2,750,000    $ 833.33
------------------------------------------------------------------------------------------------
Common stock issuable
  upon exercise of warrants        305,867             $1.25         $   382,334    $ 115.86
------------------------------------------------------------------------------------------------
Total                                                                               $ 949.19
================================================================================================

(1) Shares of the Registrant's common stock, $.00001 par value per share, are being registered for resale on behalf of certain selling security holders. Pursuant to Rule 416, this Registration Statement also covers such indeterminate number of additional shares of Common Stock as may become issuable upon conversion of the Company's 5% Convertible Debentures (the "Notes") and exercise of Warrants issued in connection with the issuance of the Notes, (i) to prevent dilution resulting from stock splits, stock dividends or similar transactions or (ii) by reason of changes in the conversion price of the Debentures and the execution price of the Warrants in accordance with the terms thereof.

(2)  Estimated solely for the purpose of calculating the registration fee.

(3) The fee with respect to these shares has been calculated pursuant to Rule 457(c) under the Securities Act of 1933, as amended, and is based upon the average of the bid and asked prices per share of the Registrant's common stock on November 5, 1997, as quoted on the OTC Electronic Bulletin Board.

        THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO
SECTION 8(a), MAY DETERMINE.

           SUBJECT TO COMPLETION; AS FILED WITH THE SECURITIES AND
                   EXCHANGE COMMISSION ON NOVEMBER 7, 1997


                              ---------------------

                               P R O S P E C T U S

                              ---------------------

                         PATRIOT SCIENTIFIC CORPORATION

                             2,505,867 Common Shares

        This Prospectus relates to 2,505,867 shares of the Common Stock, $.00001 par value ("Common Stock" or "Common Shares"), of Patriot Scientific Corporation, a Delaware corporation ("Company"), which will be resold by the persons listed herein as the Selling Shareholders ("Selling Shareholders" or "Selling Security Holders"). The Common Shares are being offered hereunder for the respective accounts of the Selling Shareholders and will be sold from time to time by the Selling Shareholders in the over-the-counter market or otherwise at prevailing market prices or in negotiated transactions. All 2,505,867 shares are issuable by the Company to the Selling Shareholders upon the conversion of 5% Convertible Debentures ("Notes") and on the exercise of Warrants, dated as of the date of this Prospectus ("Warrants") (collectively the "Securities"). As of the date of this Prospectus, no portion of the Notes had been converted and none of the Warrants had been exercised. The expenses of preparing and filing the Registration Statement of which this Prospectus forms a part are being borne by the Company. Although the Company will receive no proceeds from the sale of the Common Shares by the Selling Security Holders, the Company will receive $1,000,000 of loan proceeds pursuant to the Notes, an indeterminate amount of which may be retired upon the conversion of the Notes to shares of Common Stock of the Company. See "Selling Security Holders."

        The number of shares of Common Stock issuable upon conversion of the Notes is determined by dividing the aggregate principal amount, plus any accrued interest at 5% per annum and certain other possible obligations, by the lesser of (i) $1.1646 per share, or (ii) from 75% to 91%, depending on the number of days the Notes were held after the date of this Prospectus, of the average of the closing bid price for the common stock for the ten consecutive trading days ending on the trading day immediately preceding such conversion date. For purposes of this Registration Statement the Company has computed the number of shares issuable pursuant to the Notes (2,200,000) by dividing the aggregate principal and interest at maturity of $1,100,000 by $0.50. The $0.50 figure assumes a 75% discount rate and an average of the closing bid prices for the common stock for the ten consecutive trading days ending on the trading day immediately preceding such conversion date of $0.666.

        The shares of Common Stock offered for resale hereby have been registered pursuant to the Company's obligations contained in written agreements with the Selling Security Holders. The Selling Security Holders may elect to sell all, a portion or none of the Common Stock offered by them hereunder.

        The Company has only recently emerged from the development stage and has had only limited revenues amounting to approximately $1,847,000 for the fiscal year ended May 31, 1997.

                              ---------------------

        THE COMMON SHARES OFFERED HEREBY INVOLVE A HIGH DEGREE OF RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 6 OF THIS PROSPECTUS.

                              ---------------------

          THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
           SECURITIES AND EXCHANGE COMMISSION, NOR HAS THE COMMISSION
            PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS.
            ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                              ---------------------

        The Common Shares offered hereby were acquired by the Selling Security Holders from the Company in private transactions and are "restricted securities" under the Securities Act of 1933, as amended ("Act"). This Prospectus has been prepared for the purpose of registering the Common Shares under the Act to allow for future sales by the Selling Security Holders to the public without restriction. To the knowledge of the Company, the Selling Security Holders have made no arrangement with any brokerage firm for the sale of the Common Shares. The Selling Security Holders may be deemed to be "underwriters" within the meaning of the Act. Any commissions received by a broker or dealer in connection with resales of the Common Shares may be deemed to be underwriting commissions or discounts under the Act. See "Plan of Distribution."

        Information contained herein is subject to completion or amendment. A Registration Statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold, nor may offers to buy be accepted prior to the time the Registration Statement becomes effective. This Prospectus shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities, in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.



        The Common Stock of the Company is traded in the over-the-counter market and is quoted on the OTC Electronic Bulletin Board operated by the National Association of Securities Dealers, Inc. under the symbol "PTSC". On November 5, 1997, the last bid and asked prices per share were $1.24 and $1.26, respectively.


                  This Prospectus is dated ______________, 1997




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
NO PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION, OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, IN CONNECTION WITH THE OFFERING DESCRIBED HEREIN, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY SELLING SECURITY HOLDER. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, NOR SHALL THERE BE ANY SALE OF THESE SECURITIES BY ANY PERSON IN ANY JURISDICTION IN WHICH IT IS UNLAWFUL FOR SUCH PERSON TO MAKE SUCH OFFER, SOLICITATION OR SALE. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE AN IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.

                             ADDITIONAL INFORMATION

        The Company is subject to the informational requirements of Section 13(a) of the Securities Exchange Act of 1934, as amended ("Exchange Act"), and in accordance therewith files periodic reports and other information with the Securities and Exchange Commission ("Commission") as a "small business issuer" pursuant to Regulation S-B of the Commission. Reports, proxy statements and other information filed by the Company with the Commission may be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street N.W., Judiciary Plaza, Washington, D.C. 20549, and at the following Regional Offices of the Commission: 75 Park Place, New York, New York 10007, and the Northwest Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60621. Copies of such material may be obtained from the Public Reference Section of the Commission's Washington, D.C. office at prescribed rates

        The Company has filed with the Commission a registration statement on Form S-3 of which this Prospectus is a part. This registration statement or any part thereof may be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street N.W., Judiciary Plaza, Washington, D.C. 20549. Copies of such material may be obtained from the Public Reference Section of the Commission's Washington, D.C. office at prescribed rates. The Company's filings under the Exchange Act and its Registration Statement on Form S-3 may also be accessed through the Commission's web site (http://www.sec.gov).

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

        The Company hereby incorporates by reference into this Prospectus the following documents filed with the Commission:

        1. The Company's Annual Report on Form 10-KSB for the year ended May 31, 1997 (the "Annual Report").

        2. The Company's Quarterly Report on Form 10-QSB for the three months ended August 31, 1997 (the "Quarterly Report").

        3. The Company's Report on Form 8-K, filed June 16, 1997.

        All documents filed by the Company pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering made hereby shall be deemed incorporated by reference in this Prospectus and to be a part hereof from the date of the filing of such documents. See "Additional Information." Any statement contained in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

        The Company will provide without charge to each person to whom this Prospectus is delivered, upon request of any such person, a copy of any or all of the foregoing documents incorporated herein by reference (other than exhibits to such documents not specifically incorporated by reference). Written or telephone requests for such documents should be directed to the Chief Financial Officer of the Company at its principal executive offices.

                 DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

This Prospectus, including all documents incorporated by reference, includes "forward-looking" statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act and the Private Securities Litigation Reform Act of 1995, and the Company desires to take advantage of the "safe harbor" provisions thereof. Therefore, the Company is including this statement for the express purpose of availing itself of the protections of such safe harbor provisions with respect to all of such forward-looking statements. The forward-looking statements in this Prospectus reflect the Company's current views with respect to future events and financial performance. These forward-looking statements are subject to certain risks and uncertainties, including specifically an absence of significant revenues, a history of losses, no assurance that technology can be completed or that it will not be delayed, significant competition, the uncertainty of patent and proprietary rights, the uncertainty as to royalty payments and indemnification risks, possible adverse effects of future sales of shares on the market, trading risks of low-priced stocks and those other risks and uncertainties discussed herein, that could cause actual results to differ materially from historical results or those anticipated. In this Prospectus, the words "anticipates," "believes," "expects," "intends," "future" and similar expressions identify forward-looking statements. Readers are cautioned to consider the specific risk factors described herein and in "Risk Factors", and not to place undue reliance on the forward-looking statements contained herein, which speak only as of the date hereof. The Company undertakes no obligation to publicly revise these forward-looking statements to reflect events or circumstances that may arise after the date hereof. All subsequent written and oral forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by this section.

                               PROSPECTUS SUMMARY

        The following summary is intended only to supply certain facts and highlights from material contained in the body of this Prospectus and the documents incorporated by reference herein and is qualified in its entirety by the detailed information and financial statements (incorporated by reference) appearing elsewhere below.

        THE COMPANY. Patriot Scientific Corporation (the "Company" or "Patriot") is engaged in the development and marketing of patented microprocessor technology and high-performance digital communication products. These products have applications in the Internet and computer, networking and telecommunication markets. The Company also owns and is developing radar and antenna technology. The Company's strategy is to exploit its technologies and products through product sales, licensing, strategic alliances and government contracting.

        The markets for digital communication products and microprocessors are experiencing dramatic growth, in part due to the Internet. The Internet is a global web of computer networks. Developed over 25 years ago, this "network of networks" allows any computer connected to the Internet to talk to any other. The Internet provides organizations and individuals with new means to conduct business. The growth of the Internet and corporate Intranets is creating a demand for hardware, software and peripherals. The large number of users connecting to the Internet is creating a demand for traditional analog modems and higher speed digital modems. New software, such as Java, is emerging to serve the requirements of Internet users.

        The Java programming language is an object-oriented language for the Internet. With Java, data and programs do not have to be stored on the user's computer, they can reside anywhere on the Internet to be called upon as needed. Java can run on a variety of computer operating systems, thus avoiding the problem of incompatibility across networks, and Java offers high data security. Because of Java's useful features, it may also become a popular programming language for embedded control applications. The growth of Java is also causing a number of companies to consider it as a basis for a new style of computing tailored to the Internet using inexpensive Internet computer devices.

        A microprocessor is the computer chip providing intelligence for electronic devices. The Company's microprocessor technology, trade named ShBoom, uses a proprietary architecture in a high-performance microprocessor integrated on a single silicon chip manufacturable at a low production cost. The Company's first ShBoom-architecture microprocessors, the PSC-1000 family, are being developed and targeted as Java programming language processors, for internally developed digital communication products and for use as the computer or embedded controller in sophisticated products including laser printers, motion and industrial controllers and digital communication devices such as cable and satellite modems and television set-top boxes. The Company believes the PSC1000 family can be competitive based on factors such as cost, speed and performance with other newly announced microprocessors targeted for the Internet device market. The Company is also seeking to license the ShBoom core technology for use by others in multi-function microprocessors.

        Effective on December 26, 1996, in a business combination accounted for as a pooling-of-interests, the Company acquired 96.9% of the outstanding shares, or 1,156,426 shares, of Metacomp, Inc., a California corporation, ("Metacomp") from 56 shareholders of Metacomp pursuant to an Exchange Offer and Letter of Transmittal dated December 4, 1996 (the "Offer"). As consideration for the shares tendered pursuant to the Offer, the Company issued 1,272,068 unregistered shares of its common stock. The exchange rate of 1.1 shares of the Company's stock for each share of Metacomp stock tendered was determined by arms-length negotiations between Metacomp and the Company. Based on the closing price of the Company's stock, as reported on the OTC Electronic Bulletin Board system, on December 26, 1996 of $1.375, the value of this acquisition was $1,749,094. Sixteen persons who hold an aggregate of 1,059,574 common shares issued in the Metacomp acquisition have agreed to a lock-up arrangement limiting sales by each such holder to 5% of their shares per month through December 1998. Metacomp, founded in 1978, was a privately-held, high technology company located in San Diego, California. Metacomp designs, manufactures, and sells a wide range of high performance data and telecommunications solutions for wide area networking and digital telecommunications requirements. In 1990, Metacomp filed a Chapter 11 bankruptcy petition. As of July 31, 1996, all unsecured creditors' debt had been discharged and one secured creditor had entered into a forbearance agreement with Metacomp for the remaining balance. The secured creditor was paid in full, $252,796, by the Company on January 6, 1997. Metacomp's product line has been incorporated into the Company's communication division, and the Company will continue to use the assets acquired as they had been previously employed by Metacomp. Norman J. Dawson and Jayanta K. Maitra, who were officers and significant shareholders of Metacomp, tendered their entire holdings pursuant to the Offer and, thereafter, entered into employment contracts with the Company. See "Management." In addition to the Company's CyberShark digital modem providing consumers with a high-performance interface between a computer and ISDN telephone lines (Integrated Services Digital Network, a standard digital communication protocol using existing telephone lines), the Company's communications division offers OEMs (original equipment manufacturers), system integrators and VARs (value added resellers) products for high speed access to the Internet, remote access drivers, video conferencing equipment and digital telephony. Existing products include electronic subassemblies used in building hubs and bandwidth-on-demand applications for satellite and other communications. As a result of the merger, the Company no longer qualifies as a development stage company.

        The Company has been engaged in developing its radar targeted for ground penetration applications and new antenna technology. The Company's GPR (ground penetrating radar) prototype has demonstrated the ability to penetrate multiple solid objects (walls and barriers); and in certain ground strata, the Company has been able to resolve objects of six inch size at approximately ten feet in depth. The Company also has patented new antenna technology for which a small government contract was awarded in April, 1997 to evaluate and characterize the antenna's performance. There can be no assurance of future contracts or grants or alliances to further develop the radar or antenna technology. The Company does not presently plan to devote any significant resources to further development of this technology except with outside funding or assistance.

        The Company has had limited revenues since its inception and, as a result of the acquisition of Metacomp and initiation of CyberShark sales, has only recently begun to generate revenues from sales. There can be no assurance the Company can achieve profitable operations, and the Company may need additional financial resources during the next twelve months. The Company's address is 10989 Via Frontera, San Diego, California 92127, and its telephone number is (619) 674-5000. The Company's home page can be located on the World Wide Web at http://www.ptsc.com. See "The Company."

        SECURITIES OFFERED. No securities will be offered or sold by the Company pursuant to this Prospectus, which relates solely to the resale of 2,505,867 shares of the Common Stock of the Company held and beneficially owned by persons listed herein as the Selling Security Holders. The Common Shares are being offered hereunder for the respective accounts of the Selling Security Holders and will be sold from time to time by the Selling Security Holders in the over-the-counter market or otherwise at prevailing market prices or in negotiated transactions. See "Plan of Distribution", "Selling Security Holders" and "Description of Securities."

        OUTSTANDING SHARES. As of the date of this Prospectus, 33,442,482 of the Company's Common Shares are outstanding. A total of 4,500,000 of the outstanding shares are subject to an earnout escrow arrangement which provides for the release of the shares based on future revenues of the Company. See "Description of Securities."

        COSTS; USE OF PROCEEDS. The expenses of preparing and filing the Registration Statement of which this Prospectus forms a part are being borne by the Company. The Company will receive no proceeds from the sale of the Common Shares by the Selling Security Holders.

        RISK FACTORS. The securities offered involve a high degree of risk. See "Risk Factors."

                                  RISK FACTORS

        The securities offered for sale hereunder by the Selling Security Holders are speculative in nature, involve a high degree of risk and should be purchased by persons who can afford to lose the entire sum invested in the Common Shares. Prospective purchasers of the Common Shares should carefully consider the following factors relating to the business and prospects of the Company, in addition to other information concerning the Company and its business contained in this Prospectus, before purchasing any of the Common Shares.

PREVIOUSLY A DEVELOPMENT STAGE BUSINESS; ABSENCE OF SIGNIFICANT REVENUES

        The Company commenced its current operations in 1989, and its activities have been primarily directed to research and development of its technologies and administrative activities. The Company only recently emerged from the development stage as a result of the acquisition of Metacomp and the initiation of CyberShark sales. The Company has had limited revenues and financial results upon which prospective investors may base an assessment of its potential. There is no assurance that the Company will become profitable. The Company has experienced in the past and may experience in the future many of the problems, delays and expenses encountered by any early stage business, some of which are beyond the Company's control. These include, but are not limited to, substantial delays and expenses related to testing and development of new products, production and marketing problems in connection with new products and technologies, unexpectedly high manufacturing costs, lack of market acceptance of such products and technologies, and other unforeseen difficulties. See "The Company."

HISTORY OF LOSSES; UNCERTAIN PROFITABILITY

        To date, the Company has incurred significant losses. As of May 31, 1997 its accumulated deficit was $11,344,838. For the fiscal years ended May 31, 1997 and 1996, the Company incurred net losses of $1,463,792 and $557,720, respectively. $612,333 of the loss for each of the years ended May 31, 1997 and 1996 resulted from the amortization of purchased technology. The Company expects to incur additional operating losses in the future unless and until it is able to generate operating revenues sufficient to support expenditures. There is no assurance that sales of the Company's products will ever generate sufficient revenues to fund its continuing operations, that the Company will generate positive cash flow from operations or that the Company will attain and thereafter sustain profitability in any future period.

NEED FOR ADDITIONAL FINANCING; INSUFFICIENT FUNDS FOR THE NEXT TWELVE MONTHS

        Based on the potential rate of cash operating expenditures and current plans, management anticipates the Company's cash requirements for the next twelve months have been satisfied with the June and November 1997 financings. The Company anticipates that its future cash requirements will be satisfied by improved product sales, the sale of additional Company equity securities, debt financing and/or the sale or licensing of certain of the Company's technologies. There can be no assurance that any future funds required will be generated from operations or from the aforementioned or other potential sources. The lack of additional capital could force the Company to substantially curtail or cease operations and would therefore have a material adverse effect on the Company's business. Further, there can be no assurance that any such required funds, if available, will be available on attractive terms or that they will not have a significantly dilutive effect on existing shareholders of the Company.

TECHNOLOGIES IN VARIOUS STAGES OF DEVELOPMENT; NO ASSURANCE OF COMPLETION; MAY BE SUBJECT TO ADDITIONAL DELAYS

        The Company's technologies and products are in various stages of development. There can be no assurance that additional products can be introduced or technologies completed to production or marketability due to the inherent risks of new product and technology development, limitations on financing, competition, obsolescence, loss of key personnel and other factors. Although certain technology of the Company may be licensable at the current stage of development, there can be no assurance thereof. The Company has generated limited revenues from its various technologies to date and has no agreements or arrangements providing any assurance of revenues in the future. The Company's development projects are high risk in nature, where unanticipated technical obstacles can arise at any time and result in lengthy and costly delays or in a determination that further development is not feasible. Discovery of chip design errors, frequent in the industry prior to and after production, could result in lengthy and costly redesign, fabrication (production) and testing in an industry where new technology rapidly eclipses prior innovations.

        The development of the Company's technologies has taken longer than anticipated by management and could be subject to additional delays. Therefore, there can be no assurance of timely completion and introduction of improved ShBoom-architecture microprocessors on a cost-effective basis, or that such microprocessors, if introduced, will achieve market acceptance.

FUTURE DEPENDENT ON MARKET ACCEPTANCE OF THE COMPANY'S TECHNOLOGIES AND PRODUCTS

        The future of the Company is dependent upon the success of the current and future generations of one or more of the Company's technologies and the success of its digital communication products. There can be no assurance the Company can introduce any of its technologies or new products or that, if introduced, they will achieve market acceptance such that in combination with existing products they will sustain the Company or allow it to achieve profitable operations.

        The Company has no plans, proposals, arrangements or understandings with respect to any mergers or acquisitions with either related or unrelated entities and has not established any policies or procedures with respect to entering into future transactions with related parties.

SIGNIFICANT COMPETITION AND POSSIBLE OBSOLESCENCE

        Technological competition from other and longer established microprocessor, digital communication and radar and antenna companies is significant and expected to increase. Most of the companies with which the Company competes and expects to compete have far greater capital resources, research and development staffs, marketing and distribution programs and facilities, and many of them have substantially greater experience in the production and marketing of products. The Company's ability to compete effectively may be adversely affected by the ability of these competitors to devote greater resources to the sale and marketing of their products than are available to the Company. In addition, one or more of the Company's competitors may succeed in developing technologies and products that are more effective than any of those offered or being developed by the Company, rendering the Company's technology and products obsolete or noncompetitive.

PATENTS AND PROPRIETARY RIGHTS SUBJECT TO UNCERTAINTY; POSSIBLE INFRINGEMENT BY THE COMPANY

        The Company relies on a combination of patents, trademarks, copyright and trade secret laws, confidentiality procedures and licensing arrangements to protect its intellectual property rights. The Company currently has four U.S. patents issued and six U.S. patents pending. The Company has one patent pending in Europe and Japan and has filed an application for another patent in Europe, Japan and elsewhere. The Company is considering additional patent applications. There can be no assurance that any patents held by the Company will not be challenged and invalidated, that patents will issue from any of the Company's pending applications or that any claims allowed from existing or pending patents will be of sufficient scope or strength or be issued in all countries where the Company's products can be sold so as to provide meaningful protection or any commercial advantage to the Company. Competitors of the Company may also be able to design around the Company's patents.

        The fiercely competitive semiconductor industry is characterized by vigorous protection and pursuit of intellectual property rights or positions, which has resulted in significant and often protracted and expensive litigation. There is currently no pending intellectual property litigation against the Company. There is no assurance, however, that the Company's technologies or products do not and will not infringe the patents or proprietary rights of third parties. Problems with patents or other rights could potentially increase the cost of the Company's products or delay or preclude new product development and commercialization by the Company. If infringement claims against the Company are deemed valid, the Company may seek licenses which might not be available on acceptable terms or at all. Litigation could be costly and time-consuming but may be necessary to protect the Company's future patent and/or technology license positions or to defend against infringement claims. A successful challenge to the Company's technology could have a materially adverse effect on the Company and its business prospects. There can be no assurance that any application of the Company's technologies will not infringe upon the proprietary rights of others or that licenses required by the Company from others will be available on commercially reasonable terms, if at all. See "Business - Licenses, Patents, Trade Secrets and Other Proprietary Rights."

UNCERTAINTY AS TO ROYALTY PAYMENTS AND INDEMNIFICATION RISKS

        The Company does not believe it is obligated to pay any royalties on aspects of the ShBoom technology specified in prior agreements between the company from which it acquired the basis of such technology, nanoTronics Corporation, and previous inventors. The Company believes that, should there be royalties due to previous inventors, the obligation is that of nanoTronics. However, the Company could become subject to unindemnified claims relating to any failure by nanoTronics to pay such royalties, if due. Also the Company could become liable for up to $1,250,000 to nanoTronics under certain indemnification provisions. Should the Company be required to make any royalty payments or indemnification payments, such payments could adversely impact operating margins and sales volumes.

        The Company obtained its rights to the basic ShBoom technology pursuant to a chain of agreements from multiple inventors. Accordingly there can be no assurance the Company will not be subject to claims from prior parties related to the technology or that any such parties will not attempt to exploit the technology independently of the Company's rights to do so. Pursuant to the Assets Purchase Agreement and Plan of Reorganization between the Company, nanoTronics Corporation and Helmut Falk, the Company was the recipient of a number of warranties and indemnities related to the ownership of the technology and other matters. The Company believes nanoTronics Corporation has been liquidated and, due to Mr. Falk's death in July 1995, the Company may be limited in its ability to obtain satisfaction from his estate should it have any future claims pursuant to the Agreement. In January 1996 the Company filed a general claim against Mr. Falk's estate in an attempt to preserve its ability to avail itself of indemnification should claims arise against the Company that were indemnified. However, there can be no assurance that the Company could obtain indemnification from the estate of Mr. Falk.

PRODUCTION DEPENDENT ON OUTSIDE FOUNDRIES, MANUFACTURERS AND SUPPLIERS

        With respect to the production of ShBoom-architecture microprocessors, the Company is dependent on the availability of contract fabrication facilities. To produce microprocessors for customers, the Company will be required to locate a foundry or foundries that can allocate a portion of their foundry capacity sufficient to meet the Company's needs, produce products of acceptable quality and with acceptable manufacturing yields, and deliver these products to the Company on time. There can be no assurance the Company can locate a foundry to meet its needs. The contract fabrication industry has and is expected to experience capacity shortages from time to time which could adversely impact the Company. With respect to digital communication products, the Company relies on contract assembly from standardized components purchased from independent sources, and it is therefore dependent upon such outside vendors for the components and assembly of end-products it sells to customers. There can be no assurance that these manufacturers and suppliers will be able to provide adequately for the future product needs of the Company's customers. In the event that any of the targeted suppliers should suffer quality control problems or financial difficulties, the Company would be required to find alternative sources, which could result in temporary business dislocations and a decline in revenues.

COMPANY PRODUCTS MAY BE DEPENDENT ON THE INTERNET, ISDN, JAVA AND GOVERNMENT FUNDING

        The Company's digital communication products and ShBoom microprocessor applications in Java processing will depend in large part upon a robust and growing industry and infrastructure for providing Internet access and carrying Internet traffic. There can be no assurance that the infrastructure or complementary products necessary to make the Internet a viable commercial marketplace will be developed, or, if developed, that the Internet will become a viable commercial marketplace. Even if the Internet continues robust growth, there can be no assurance of a market for the Company's ISDN products given their dependence upon telephone company policies and rates and the intense competition from other access technologies such as cable modems and satellites.

        There can be no assurance that Java will become a widespread programming language for the Internet or in embedded applications or that a market will develop for devices to efficiently run Java. If the Internet does not become a viable commercial marketplace, or if ISDN products become technologically obsolete or if Java applications for microprocessors do not develop, then the Company's business, operating results and financial condition will be materially and adversely affected.

        The Company received its initial contract for characterization of its antenna technology in April, 1997. The Company is devoting only limited development and marketing efforts towards its radar and antennae technologies and is seeking additional government or other funding to further develop these technologies. Government defense and other funding is facing serious cutbacks, and accordingly there is less opportunity to develop new technologies with the assistance of the government. Opportunities for funding require significant efforts and long lead times. The Company has limited experience in obtaining government funding and is relying on consultants and agents to assist the Company in its efforts in that regard. There can be no assurance the Company will be successful in its efforts to obtain additional government assistance for any of its projects or technologies.

PERFORMANCE DEPENDENT ON KEY PERSONNEL; ABSENCE OF KEY PERSON LIFE INSURANCE; SUCCESS DEPENDENT ON ADDITIONAL PERSONNEL

        The Company's performance is substantially dependent on the performance of its executive officers and key technical employees. Given the Company's early stage of development, the Company is dependent on its ability to retain and motivate high quality personnel, especially its management and highly skilled technical personnel. The Company does not have "key person" life insurance policies on any of its executive officers or employees. The loss of the services of any of its executive officers or other technical employees could have a material adverse effect on the business, operating results or financial condition of the Company.

        The Company's future success and growth also depend on its continuing ability to identify, hire, train and retain other highly qualified technical and managerial personnel. Competition for such personnel is intense, and there can be no assurance that the Company will be able to attract, assimilate or retain other highly qualified technical and managerial personnel in the future. The inability to attract and retain the necessary technical and managerial personnel could have a material adverse effect upon the Company's business, operating results or financial condition.

POSSIBLE ADVERSE EFFECTS OF FUTURE SALES OF SHARES ON MARKET

        Future sales of Common Stock by existing stockholders pursuant to Rule 144 of the Securities Act or pursuant to currently effective registrations on Form SB-2 and Form S-3 could have an adverse effect on the price of the Common Stock. In addition to the 2,505,867 shares being registered herein, an additional 5,011,733 shares were registered in September, 1997 on Form S-3, 3,172,068 shares were registered in September, 1997 on Form SB-2 and a total of an additional 9,884,764 shares of Common Stock currently outstanding and not subject to escrow restrictions may be deemed "restricted securities" as that term is defined in the Securities Act of 1933, as amended (the "Act"), and may only be sold pursuant to a registration statement under the Act, in compliance with Rule 144 under the Act, or pursuant to another exemption therefrom.

GENERAL CONFLICTS OF INTEREST DUE TO PART-TIME MANAGEMENT

        Two of the Company's executive officers devote only part-time services to the Company and have other employment and business interests to which they devote significant attention and will continue to do so notwithstanding the fact that management time should be devoted to the Company's business. Mr. Elwood Norris, Chairman, and Mr. Robert Putnam, Secretary and Treasurer, presently devote approximately 10% of their time to the affairs of the Company. They expect to continue to devote time to the Company only on an as-needed basis over the next twelve months. Certain conflicts of interest now exist and will continue to exist between the Company and Mr. Norris and Mr. Putnam due to the fact that each Mr. Norris and Mr. Putnam has other employment or business interests to which he devotes significant attention. The Company has not established policies or procedures for the resolution of current or potential conflicts of interest between the Company and its management or management-affiliated entities. There can be no assurance that Mr. Norris and Mr. Putnam will resolve all conflicts of interest in the Company's favor.

SPECIAL CONFLICTS OF INTEREST DUE TO RELATIONSHIP OF EXECUTIVES

        One of the Company's officers and directors, Mr. Robert Putnam, also acts as Secretary of Norris Communications, Inc. (NCI), a company in which Mr. Elwood Norris is the acting chief executive officer and chairman of the board. Mr. Putnam is also the president and chief executive officer of American Technology Corporation (ATC), a company in which Mr. Norris is a significant shareholder and director. In these positions Mr. Putnam is subordinate to Mr. Norris, and the possibility exists that these relationships will affect Mr. Putnam's independence as a director of the Company.

INDEMNIFICATION OF OFFICERS, DIRECTORS AND OTHERS

        The Company's Certificate of Incorporation provides for the indemnification of its officers, directors, employees and agents, under certain circumstances, against attorney's fees and other expenses incurred by them and judgments rendered against them in any litigation to which they become a party arising from their association with or activities on behalf of the Company. The Company may also bear the expenses of such litigation for any of its officers, directors, employees or agents, upon their promise to repay such sums if it is ultimately determined that they are not entitled to indemnification. This indemnification policy could result in substantial expenditures by the Company which it may be unable to recoup even if so entitled.

EXCLUSION OF DIRECTOR LIABILITY

        The Company's Certificate of Incorporation excludes personal liability on the part of its directors to the Company for monetary damages for breach of fiduciary duty, except in certain specified circumstances. Accordingly, the Company will have a much more limited right of action against its directors than otherwise would be the case. This exclusionary provision does not affect the liability of any director under federal or applicable state securities laws. See "Exclusion of Director Liability."

NO DIVIDENDS WILL BE PAID IN FORESEEABLE FUTURE

        The Company does not contemplate paying cash dividends in the foreseeable future. Future dividends will depend on the Company's earnings, if any, and its financial requirements.

TRADING RISK OF LOW-PRICED STOCKS

        The Company's common shares are currently defined as "penny stocks" under the Exchange Act and rules of the Securities and Exchange Commission adopted thereunder. The Exchange Act and such penny stock rules generally impose additional sales practice and disclosure requirements upon broker-dealers who sell the Company's securities to persons other than certain "accredited investors" (generally, institutions with assets in excess of $5,000,000 or individuals with net worth in excess of $1,000,000 or annual income exceeding $200,000, or $300,000 jointly with spouse) or in transactions not recommended by the broker-dealer. For transactions covered by the penny stock rules, the broker-dealer must make a suitability determination for each purchaser and receive the purchaser's written agreement prior to the sale. In addition, the broker-dealer must make certain mandated disclosures in penny stock transactions, including the actual sale or purchase price and actual bid and offer quotations, and the compensation to be received by the broker-dealer and certain associated persons, and deliver certain disclosures required by the Securities and Exchange Commission. Consequently, the penny stock rules may affect the ability of broker-dealers to make a market in or trade the Company's shares and thus may also affect the ability of purchasers of shares to resell those shares in the public markets.

LIMITED ACTIVE TRADING MARKET; MARKET VOLATILITY

        The Company's shares are traded on the OTC Electronic Bulletin Board, a screen-based trading system operated by the National Association of Securities Dealers, Inc. Securities traded on the Bulletin Board are, for the most part, thinly traded and, as the preceding Risk Factor indicates, subject to special regulations not imposed on securities listed or traded on the National Association of Securities Dealers Automated Quotation ("NASDAQ") system or on a national securities exchange. The Company's shares have experienced in the past and are expected to experience in the future significant price and volume volatility, increasing the risk of ownership to investors

MARKET OVERHANG OF REGISTERED STOCK MAY AFFECT MARKET AND TRADING PRICE OF COMPANY'S SHARES

        The purchase price of 1,325,000 shares of the common stock of the Company registered on Form SB-2 in September, 1997 was $0.50 per common share; 75,000 of the common shares registered on such Form SB-2 were issued for services at $0.30 per common share; 500,000 of the common shares registered on such Form SB-2 were issued for technology at $0.38 per share; and 1,272,068 of the common shares registered on such Form SB-2 were issued to shareholders of Metacomp in exchange for Metacomp shares, many of which had been obtained for nominal consideration. The aforementioned pricings are below the recent trading price of the Company's Common Stock. Due to the lack of an active trading market and past volatility of the Company's shares, sales by holders of any of the shares registered herein or those registered on the Form SB-2 described above or those registered on Form S-3 in September, 1997 may have an adverse effect on the trading price of and market for the Company's common shares. Sales of significant numbers of registered shares into the open market probably will have a depressive effect on the market for and trading price of the common stock, but the Company cannot predict the likely timing or extent of any such sales or the long- or short-term market effect of any sales.

POSSIBLE ADVERSE EFFECTS OF AUTHORIZATION OF PREFERRED STOCK AND ANTI-TAKEOVER PROVISIONS.

        The Company's Certificate of Incorporation authorizes the issuance of a maximum of 5,000,000 shares of preferred stock on terms which may be fixed by the Company's Board of Directors without stockholder action. The terms of any series of preferred stock could make the possible takeover of the Company or the removal of management of the Company more difficult, discourage hostile bids for control of the Company in which stockholders may receive premiums for their shares of Common Stock or otherwise dilute the rights of holders of Common Stock. Additionally, the Company's Certificate of Incorporation provides that the removal of a director from office or repeal of the Certificate of Incorporation in its entirety requires the affirmative vote of a majority of the total voting power of the Company and that certain other matters (including amendment of the Bylaws by the shareholders and the amendment, adoption, or repeal of any provision in the Certificate of Incorporation regarding the indemnification of directors and officers) require the vote of two-thirds of the total voting power of the Company. There provisions may also inhibit a possible takeover of the Company, the removal of management, and hostile bids for control of the Company.

                           GLOSSARY OF TECHNICAL TERMS

 ASIC (Application Specific Integrated Circuit) - a chip built to meet the specific application of one customer, requiring large volumes to recover the high development costs.

 ASSP (Application Specific Standard Product) - a chip designed for a particular market application rather than a single customer, e.g. a keyboard controller that can be used by many customers.

 AT - The first IBM computer that had a 16 bit computer data bus (connectors for communication cards).

 BANDWIDTH - the rate or speed at which information can move in a given medium, such as an electronic wire or the air.

 BRI (Basic Rate Interface) - A digital service consisting of 2 B channels and 1 D channel. The B channels are used for data and the D channel is used for control.

 BIT - a binary digit, the smallest unit of digital information - either an "on" (1) or "off" (0) signal. Microprocessors are generally 4-bit to 32-bit referring to the amount of data they can process.

 BROWSER OR WEB BROWSER - user interface software used to navigate the Internet.
      It integrates many Internet functions such as Web searching and transfer, file transfers, news group communications and electronic mail under one simple easy-to-learn and use interface.

 BUS - a group of connectors in a computer system that allow a number of different cards to communicate.

 CENTRAL PROCESSING UNIT (CPU) - the part of a computer that interprets and executes instructions.

 CHIP (DIE) - the small piece of a silicon wafer containing the microscopic electrical components and wiring for an integrated circuit -- the integrated circuit without a package surrounding it.

 CMOS - (Complementary Metal-Oxide Semiconductor) a structure for building transistors using pairs of positively and negatively charged areas within the silicon. It is the dominant semiconductor manufacturing process because of its high-density and low-power attributes.

 COMPUTER - a programmable electronic machine that performs high-speed mathematical and logical operations or otherwise processes information.

 CYBERSHARK - the Company's tradename for its ISDN digital modem product.

 DIGITAL MODEM - Allows non ISDN devices, e.g. computers, to be connected to ISDN telephone lines. In computer use it operates comparable to modems for analog telephone lines. A more technical term is a "terminal adapter," and a Digital Modem is sometimes called an "ISDN modem."

 E1 - The European equivalent of T1.

 EMBEDDED CONTROL SYSTEMS (Embedded systems, embedded controller, embedded control microprocessor) products that contain computers, but are not necessarily used as computers. Used for control applications such as laser printer controllers, graphics controllers, accelerator cards, motion controllers, digital communication devices and video terminal controllers.

 GROUND PENETRATING RADAR (GPR) - a technique employing microwave radiation
      (radar) to penetrate the earth's surface. Devices using this technique may also be used to penetrate walls and other objects.

 INTEGRATED CIRCUIT - A device that incorporates many transistors in a small area or "chip" of silicon, which is encapsulated in plastic, ceramic or other forms of packaging and connected to a circuit board.

 INTERNET - a worldwide cooperative interconnection of smaller public and private computer networks (an interconnected network of networks). The World Wide Web is a portion of the Internet.

 INTERNET COMPUTER - a portable computer-based device specifically designed to access the Internet or the World Wide Web. Also referred to as a Internet Terminal, Teleputer, Web Terminal, Net Computer, Internet PC, Internet Appliance, Browser Box, Internet Box and similar names. A number of companies have announced the introduction of such portable devices. Many of these devices are expected to utilize Java.

 INTRANET - private networks (primarily corporate) that use the infrastructure and standards of the Internet and the World Wide Web but are cordoned off from the public Internet.

 ISA (Industry Standard Architecture) - The name given by all the manufacturers to the BUS used in the IBM AT computer.

 JAVA - an object-oriented programming language that operates independent of any particular operating system and was developed by Sun Microsystems Inc. Java programs, called applets, can be accessed over a network and run on any processor whenever needed.

 JAVA PROCESSOR- a microprocessor designed primarily to execute the Java language on a particular CPU.

 ISDN (Integrated Services Digital Network) - is a set of digital transmission protocols that virtually all of the world's communications carriers have adopted as a standard to allow a standard twisted-pair copper telephone line to be a high-speed high-capacity digital line capable of multiple transmissions.

 KBPS - Kilobits per second, thousand bits per second.

 MICROCONTROLLER - a specialized microprocessor that contains embedded within a single silicon chip memory and input-output devices in addition to the central processing unit (CPU) designed to perform a specific function. For example, the devices used for managing a car's odometer or running the paper feeder in a printer.

 MICROPROCESSOR - an integrated circuit that contains the entire central processing unit (CPU) of a computer, typically fabricated on a single silicon chip. A microprocessor processes system data and controls input/output, peripheral and memory devices.

 PRI - (Primary Rate Interface) - A variation of T1 which consists of 23 B channels and 1 D channel. The B channels are used to carry data and the D channel is used for controls. Each B channel has a data rate capacity of 64 kilo bits per second.

 PROPRIETARY - means that the Company owns the technology and has the right to economically exploit the technology.

 PSC1000 - The Company's first proprietary RISC-based 32-bit microprocessor that is based on the ShBoom technology and architecture and is integrated on a single chip using a 0.8 micron silicon manufacturing process. The ShBoom technology or architecture describes the broad technology that can be incorporated in a number of microprocessors of different configurations and silicon manufacturing processes.

 PCI - A newer faster BUS which supports 32 or 64 data bit transfers.

 REGISTER - a directly addressable location for storing data within a computer.
      Most microprocessors are register based. Also see Stack/Register Architecture.

 RISC (Reduced Instruction Set Computer) - a computer whose instructions are much simpler than Complex Instruction Set Computers (CISC). This, and other architectural differences, allow RISC instructions to execute at a faster rate and thus provide higher performance than a similar technology CISC machine.

 SEMICONDUCTOR - a substance, such as silicon, on which many transistors and the connections between them are fabricated as an integrated circuit. The term "Semiconductors" is often more broadly defined as integrated circuits.

 SHBOOM - The Company's tradename for its proprietary RISC-based 32-bit microprocessor (CPU) technology and/or architecture.

 STACK- A group of storage locations within a computer, maintained in sequence, accessible for data retrieval primarily from the top of the stack. The limited accessibility of stacks simplify computer algorithms by reducing the amount of information that must be kept to find a given piece of information -- all data is located relative to the top of the stack. Stack-based or stack-oriented has advantages in certain applications over the vast majority of computers which are register-based designs.

 STACK/REGISTER ARCHITECTURE - The combined stack/register architecture employed by the ShBoom is primarily stack-based but offers some design benefits of register-based architectures.

 SUB-MICRON - silicon chip design using transistors smaller than 1.0 micron. The smaller the transistor size, the more functionality can be contained on a chip of a given physical dimension The PSC1000 is currently designed in
      0.8 micron geometry and the ShBoom technology is designed to accommodate smaller micron geometry.

 T1 - A telephone service which carries digital signals between the customer and the central office at 1.544 megahertz speeds.

 TRANSISTOR - a small electronic device containing a semiconductor. It is the lowest level element in an integrated circuit which switches the flow of electricity "on" or "off."

 VME - An older BUS system typically used for industrial control systems.

 WAFERS - the typically 6" or 8" diameter slices of silicon crystal on which integrated circuits are fabricated.

 WORLDWIDE WEB OR WWW- a portion of the Internet which is a distributed hypermedia system using hypertext documents which use text with pointers to other text. The World Wide Web is accessed using browser programs allowing searches and linking of documents and databases. Allows non-technical users to exploit the capabilities of the Internet.


                                   THE COMPANY
GENERAL

        Patriot Scientific Corporation (the "Company" or "Patriot") was organized under Delaware law on March 24, 1992 as the successor by merger to Patriot Financial Corporation, a Colorado corporation incorporated on June 10, 1987. Its address is 10989 Via Frontera, San Diego, California 92127, and its telephone number is (619) 674-5000. The Company's home page can be located on the World Wide Web at http://www.ptsc.com.

        The Company is engaged in the development and marketing of patented microprocessor technology and high-performance digital communication products. The Company also owns and is developing innovative radar and antenna technology. The Company's strategy is to exploit its technologies through product sales, licensing, strategic alliances or government contracting.

        The Company has had limited revenues since its inception and, as a result of the acquisition of Metacomp and initiation of CyberShark sales, only recently emerged from the development stage. There can be no assurance the Company can achieve profitable operations.

BACKGROUND

        In February of 1989 the Company completed its initial public offering pursuant to a Registration Statement on Form S-18 under the Securities Act of 1933 (the "Act"), raising gross proceeds of $50,000 and net proceeds of approximately $28,640 upon the sale of 2,500,000 units at $.02 per unit. Each unit sold in the public offering consisted of one Common Share and one Class A common stock purchase warrant exercisable to acquire one share of common stock and one Class B common stock purchase warrant. All Class A and Class B warrants have since been exercised or have lapsed.

        On August 10, 1989, the Company acquired its GPR technology from the inventor, Mr. Elwood G. Norris, now the Company's Chairman. On May 12, 1992, the Company redomiciled itself from Colorado to Delaware by merging into a wholly-owned Delaware subsidiary (Patriot Scientific Corporation) organized for that purpose. The reincorporation resulted in a combination (reverse split) of each three of the Company's common shares, par value $.00001, into one share of the Delaware corporation, par value $.00001. The reincorporation also effected a change in the Company's charter and bylaws and a name change to Patriot Scientific Corporation.

        In May of 1993, the Company registered under the Act a total of 7,631,606 shares issuable upon the exercise of outstanding Class A and Class B common stock purchase warrants. The Company received net proceeds of $3,343,915 upon the exercise of those warrants and the issuance of 7,538,102 common shares. None of such warrants remain outstanding.

        Effective May 31, 1994, pursuant to an Assets Purchase Agreement and Plan of Reorganization ("nanoTronics Agreement") between the Company, nanoTronics Corporation ("nanoTronics") located in Eagle Point, Oregon and Helmut Falk ("Falk"), the Company issued a total of 10,000,000 restricted common shares to nanoTronics to acquire certain microprocessor technology of nanoTronics. The technology acquired ("ShBoom technology") is being used to develop a sophisticated yet low cost microprocessor. 5,000,000 of the shares were issued on a non-contingent basis, and the remaining 5,000,000 shares were subject to the terms of an earnout escrow arrangement. 500,000 of the escrowed shares have been released from escrow.

        Effective December 26, 1996, pursuant to an exchange offer and letter of transmittal, the Company acquired 96.9% of the outstanding shares of Metacomp Inc., a California corporation ("Metacomp") from 56 shareholders in exchange for the issuance of 1,272,068 shares of the Company's common stock. Based on the closing price of the Company's common stock of $1.375 on the date of the acquisition, the price of the acquisition was $1,749,094. This business combination has been accounted for as a pooling-of-interests. Sixteen persons who hold an aggregate of 1,059,574 common shares issued in the Metacomp acquisition have agreed to a lock-up arrangement limiting sales by each holder to 5% of their shares per month through December 1998.

                                 USE OF PROCEEDS

        The Company will not receive any proceeds from the sale of the securities offered by the Selling Security Holders.

                            SELLING SECURITY HOLDERS

        An aggregate of 2,505,867 shares of Common Stock are being offered for resale by certain Security Holders of the Company pursuant to this Prospectus. Of those shares 2,200,000 are issuable upon conversion by the holders of $1,000,000 aggregate principal amount of Notes and accrued interest thereon. Up to 305,867 shares are issuable upon exercise of Warrants held by either the holders of the Notes or by parties instrumental in arranging financing for the Company. All shares, to the extent they are being offered, are being offered for the account of the following Security Holders and their donees or pledgees (the "Selling Security Holders").

        The following table sets forth certain information with respect to the Selling Security Holders for whom the Company is registering the Common Stock for resale to the public, including: (i) beneficial ownership of common stock as of the date of this prospectus, (ii) the principal amount of Notes owned by each Selling Security Holder, (iii) the number of shares issuable upon conversion of the Notes and accrued interest thereon, (iv) the number of shares issuable upon exercise of Warrants, (v) the percentage of class owned (assuming the number of shares were issued upon conversion); and (vi) the number of shares offered by each Selling Security Holder (assuming the maximum number of shares were issued upon conversion and exercise). The Company has no knowledge of the intentions of any Selling Security Holder to actually sell any of the shares listed under the columns "Shares Issuable Upon Conversion" or "Shares Issuable Upon Exercise of Warrants." There are no material relationships between any of the Selling Security Holders and the Company other than as disclosed below. All such persons have (or will have, upon the conversion or exercise of outstanding Notes or Warrants) sole voting and investment power with respect to the shares being offered.

===========================================================================================================
                          Beneficial
                         Ownership of               Shares Issuable
                            Common       Principal        Upon
                           Stock at      Amount of    Conversion of  Shares Issuable              Percent
        Selling           Prospectus     Debenture      Notes and    Upon Exercise     Shares       of
    Security Holder        Date(1)         Owned       Interest(2)   of Warrants(3)  Offered(4)   Class(5)
-----------------------------------------------------------------------------------------------------------
CC Investments, LDC        6,660,000     $ 925,000      2,035,000         185,000    2,220,000     16.6%

The Matthew Fund, N.V.       540,000        75,000        165,000          15,000      180,000     1.6%

Swartz Family
Partnership, L.P.            114,750             -              -          38,250       38,250     *

Kendrick Family
Partnership, L.P.            114,750             -              -          38,250       38,250     *

Charles Krusen                36,972             -              -          12,324       12,324     *

P. Bradford Hathorn           15,000             -              -           5,000        5,000     *

John Harris                   22,500             -              -           7,500        7,500     *

Dunwoody Brokerage
Services                       3,750             -              -           1,250        1,250     *

Carlton M. Johnson             5,378             -              -           1,793        1,793     *

Charles Whiteman               4,500             -              -           1,500        1,500     *

---------------------------------------------------------------------------------------------------------
   Total                   7,517,600   $ 1,000,000      2,200,000         305,867    2,505,867
=========================================================================================================

(1) The number of Common Shares reported above as beneficially owned by each Selling Shareholder is comprised of the sum of (i) the Common Shares issuable upon the conversion of the Notes and Warrants registered on Form S-3 with an effective date of September 11, 1997 and (ii) the number of Common Shares issuable upon the conversion of the Notes and Warrants registered herein. The number of Common Shares reported above as beneficially owned by each Selling Shareholder is also based on a review of a list of the Company's shareholders prepared by the Company's transfer agent and registrar as of October 15, 1997.

(2) The number of shares of Common Stock issuable upon conversion of the Notes is determined by dividing the aggregate principal amount, plus any accrued interest at 5% per annum, by the lesser of (i) $1.1646 ("Fixed Conversion Price") or (ii) from 75% to 91%, depending on the number of days the Securities were held after the funding date, of the average of the closing bid prices for the common stock for the ten consecutive trading days ending on the trading day immediately preceding the conversion date ("Variable Conversion Price"). The Variable Conversion Price, assuming a 91% factor, would have been $1.2312 as of November 3, 1997. The calculation assumes conversion based on a conversion price of $.050 per share for the Notes and the maximum accrued interest at 5% per annum, simple interest, to the date of maturity of June 2, 1999. The Company has computed the number of shares issuable pursuant to the Notes (2,200,000 shares) by dividing the aggregate principal and interest at maturity of $1,100,000 by the $0.50 price. The actual number of shares issuable on conversion may be more or less depending on the actual Variable Conversion Price at the time of conversion.

(3) Assumes conversion of 100 percent of the Warrants granted to each Note holder based on the exercise price of $1.69125 per share.

(4) Assumes issuance of the shares on conversion of the Notes at a Variable Conversion Price of $0.50 and the exercise of 100 percent of the Warrants.

(5) Represents maximum shares obtainable through conversion or exercise divided by the current outstanding shares as of the date of this prospectus of 33,442,482 plus shares obtainable through conversion or exercise. An asterisk (*) represents less than 1%.


                              PLAN OF DISTRIBUTION

        The purpose of the Prospectus is to permit the Selling Security Holders, if they desire, to offer 2,505,867 shares of Common Stock (the "Selling Security Holder Shares") at such times and at such places as the Selling Security Holders choose.

        The decision to convert the Notes into shares, to exercise the Warrants, or to sell any shares, is within the sole discretion of the holders thereof. There can be no assurance that any of the Notes will be converted or that any of the Warrants will be exercised, or any shares will be sold by the Selling Security Holders.

        Subsequent to conversion or exercise, if any, each Selling Shareholder is free to offer and sell his or her Common Shares at such times, in such manner and at such prices as he or she shall determine. The Selling Security Holders have advised the Company that sales of Common Shares may be effected from time to time in one or more types of transactions (which may include block transactions) in the over-the-counter market, in negotiated transactions through the writing of options on the Common Shares, settlement of short sales of Common Shares, or a combination of such methods of sale, at market prices prevailing at the time of sale, or at negotiated prices. Such transactions may or may not involve brokers or dealers. The Selling Security Holders have advised the Company that they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their securities, nor is there an underwriter or coordinating broker acting in connection with the proposed sale of the Common Shares by the Selling Security Holders.

        The Selling Security Holders may effect such transactions by selling Common Stock directly to purchasers or to or through broker-dealers, which may act as agents or principals. Such broker-dealers may receive compensation in the form of discounts, concessions, or commissions from the Selling Security Holders and/or the purchasers of Common Shares for whom such broker-dealers may act as agents or to whom they sell as principal, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions).

        The Selling Security Holders and any broker-dealers that act in connection with the sale of Common Shares might be deemed to be "underwriters" within the meaning of Section 2(11) of the Act, and any commissions received by such broker-dealers and any profit on the resale of the Common Shares sold by them while acting as principals might be deemed to be underwriting discounts or commissions under the Act. The Selling Security Holders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the Common Shares against certain liabilities including liabilities arising under the Act.

        Because Selling Security Holders may be deemed to be "underwriters" within the meaning of Section 2(11) of the Act, the Selling Security Holders will be subject to the prospectus delivery requirements of the Act.

        The Company has informed the Selling Security Holders that the anti-manipulative provisions of Regulation M promulgated under the Exchange Act may apply to their sales in the market.

        Selling Security Holders also may resell all or a portion of the Common Shares in open market transactions in reliance upon Rule 144 under the Act, provided they meet the criteria and conform to the requirements of such Rule.

        The Company will not receive any proceeds from any sales of the Selling Security Holder Shares, but will receive the proceeds from the exercise of certain Warrants held by the Selling Security Holders, which proceeds, if any, will be used for general corporate purposes.

        In connection with this registration by the Company, the Company shall use its best efforts to prepare and file with the Commission such amendments and supplements to the registration statement and the prospectus used in connection therewith as may be necessary to keep such registration statement effective and to comply with the provisions of the Securities Act with respect to the disposition of the shares covered by the registration statement for the period required to effect the distribution of such shares.

        This Registration Statement is being filed by the Company pursuant to a Registration Rights Agreement dated June 2, 1997, by and between the Company and certain Selling Shareholders. The Registration Rights Agreement provides for indemnities from the Company in favor of certain Selling Shareholders.

                         EXCLUSION OF DIRECTOR LIABILITY

        Pursuant to the General Corporation Law of Delaware, the Company's Certificate of Incorporation excludes personal liability on the part of its directors to the Company for monetary damages based upon any violation of their fiduciary duties as directors, except as to liability for any breach of the duty of loyalty, acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, acts in violation of Section 174 of the General Corporation Law of Delaware, or any transaction from which a director receives an improper personal benefit. This exclusion of liability does not limit any right which a director may have to be indemnified and does not affect any director's liability under federal or applicable state securities laws.

                            DESCRIPTION OF SECURITIES

        The authorized capital stock of the Company consists of 60,000,000 shares of Common Stock, $.00001 par value per share. At November 3, 1997, a total of 33,442,482 Common Shares were issued and outstanding. The holders of Common Stock are entitled to one vote for each share held. The affirmative vote of a majority of votes cast at a meeting which commences with a lawful quorum is sufficient for approval of most matters upon which shareholders may or must vote, including the questions presented for approval or ratification at the Annual Meeting. However, removal of a director from office or repeal of the certificate of incorporation in its entirety require the affirmative vote of a majority of the total voting power for approval, and certain other matters (such as shareholder amendment of the bylaws, and amendment, repeal or adoption of any provision inconsistent with provisions in the certificate of incorporation regarding indemnification of directors, officers and others, exclusion of director liability, and the Company's election not to be governed by statutory provisions concerning business combinations with interested shareholders) require the affirmative vote of two-thirds of the total voting power for approval. Common Shares do not carry cumulative voting rights, and holders of more than 50% of the Common Stock have the power to elect all directors and, as a practical matter, to control the Company. Holders of Common Stock are not entitled to preemptive rights, and the Common Stock may only be redeemed at the election of the Company.

        A special meeting of shareholders may be called by or at the request of the Chairman of the Board, the President or any two directors, and at the request of persons owning in the aggregate not less than 20% of the issued and outstanding Common Shares entitled to vote in elections for directors. After the satisfaction of requirements with respect to preferential dividends, if any, holders of Common Stock are entitled to receive, pro rata, dividends when and as declared by the Board of Directors out of funds legally available therefor. Upon liquidation, dissolution or winding-up of the Company, after distribution in full of the preferential amount, if any, to be distributed to holders of the preferred stock, holders of Common Stock are entitled to share ratably in the Company's assets legally available for distribution to its shareholders.

        The Company's board of directors is authorized to issue 5,000,000 shares of undesignated preferred stock, $.00001 par value, without any further action by the stockholders. The board of directors may also divide any and all shares of preferred stock into series and fix and determine the relative rights and preferences of the preferred stock, such as the designation of series and the number of shares constituting such series, dividend rights, redemption and sinking fund provisions, liquidation and dissolution preferences, conversion or exchange rights and voting rights, if any. Issuance of preferred stock by the board of directors will result in such shares having dividend and/or liquidation preferences senior to the rights of the holders of Common Stock and could dilute the voting rights of the holders of Common Stock. There are currently no shares of preferred stock issued and outstanding.

        The Company has not paid any cash dividends to date, and no cash dividends will be declared or paid on the Common Shares in the foreseeable future. Payment of dividends is solely at the discretion of the Company's board of directors.

        Interwest Transfer Company, Inc., 1981 East 4800 South, Suite 100, Salt Lake City, Utah 84117, acts as transfer agent and registrar for the Common Stock of the Company. Their telephone number is (801) 272-9294.

                                  LEGAL OPINION

        The validity of the Common Stock offered hereby will be passed on for the Company by Luce, Forward, Hamilton & Scripps LLP, 600 West Broadway Street, Suite 2600, San Diego, California 92101.

                                     EXPERTS

        The financial statements of the Company incorporated by reference in the Prospectus and Registration Statement for the fiscal years ended May 31, 1997 and 1996, respectively, have been audited by BDO Seidman, LLP, independent certified public accountants, as set forth in their report incorporated by reference elsewhere herein and in the Registration Statement, and are included in reliance upon such report given upon the authority of said firm as experts in accounting and auditing.

        The financial statements of Metacomp, Inc. for the fiscal year ended July 31, 1996 have been audited by Harlan & Boettger, LLP, independent certified public accountants, as set forth in their report incorporated by reference herein and in the Registration Statement, and are included in reliance upon such report given upon the authority of said firm as experts in accounting and auditing.

================================================================================



No dealer, salesman or other person has been authorized to give any information or to make any representation not contained in, or incorporated by reference in, this Prospectus, and if given or made such information or representation must not be relied upon as having been authorized by the Company. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any of the securities offered hereby in any jurisdiction to any person to whom it is unlawful to make such offer in such jurisdiction. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that the information contained herein is correct as of any time subsequent to the date hereof, or that there has been no change in the affairs of the Company since such date.


                                TABLE OF CONTENTS

Additional Information........................................................3
Incorporation of Certain Documents by Reference...............................3
Disclosure Regarding Forward-Looking Statements...............................4
Prospectus Summary............................................................4
Risk Factors..................................................................7
TheCompany...................................................................15
Use of Proceeds..............................................................16
Selling Security Holders.....................................................16
Plan of Distribution.........................................................18
Exclusion of Director Liability..............................................19
Description of Securities....................................................19
Legal Opinion................................................................20
Experts......................................................................20




================================================================================



================================================================================




                                2,505,867 Shares

                                       of

                                  Common Stock

                                   offered by

                            Selling Security Holders








                               PATRIOT SCIENTIFIC
                                   CORPORATION








                                   PROSPECTUS








                              _______________, 1997





================================================================================

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

        Expenses payable in connection with the registration and distribution of the securities being registered hereunder, all of which will be borne by the Registrant, are as follows:

Registration Fee - Securities and Exchange Commission      $  949
Printing and Engraving ..............................       1,000*
Legal Fees and Expenses .............................       5,000*
Accounting Fees .....................................       2,000*
                                                          -------
     Total ..........................................     $ 8,949
                                                          =======

--------------
* Estimated

ITEM 15. INDEMNIFICATION OF OFFICERS AND DIRECTORS.

        Pursuant to the Company's Certificate of Incorporation, and as permitted by Section 145 of the General Corporation Law of Delaware, the Company may indemnify its directors and officers under certain circumstances against reasonable expenses (including court costs and attorney's fees), judgments, penalties, fines, and amounts paid in settlement actually and reasonably incurred in connection with any action, suit or proceeding, whether civil, criminal, administrative or investigative, to which any of them is a party by reason of his being a director, officer, employee, or agent of the Company if it is determined that he acted in accordance with the applicable standard of conduct set forth in such statutory provisions. Thus, the indemnification provisions will protect officers and directors from liability only if the officer or director meets the applicable standard of conduct and the Company has the financial ability to honor the indemnity.

ITEM 16. EXHIBITS

The following is a list of all exhibits filed as part of the Registration
Statement:

        5.1   Opinion of Luce, Forward, Hamilton & Scripps LLP, Attorneys at Law

       23.1   Consent of BDO Seidman, LLP

       23.2   Consent of Harlan & Boettger, LLP, Certified Public Accountants

ITEM 17. UNDERTAKINGS.

     The undersigned Registrant hereby undertakes the following:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

                  (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                  (ii) to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information in this Registration Statement; and

                  (iii) to include any material information with respect to the plan of distribution not previously disclosed in this registration, or any material change to such information in the Registration Statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment to this Registration Statement any of the securities being registered which remain unsold at the termination of this offering.

        Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the Registrant pursuant to the General Corporation Law of Delaware, the Certificate of Incorporation, or otherwise, the Registrant has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in such Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or person controlling the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or person controlling the Registrant in connection with any securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in such Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Diego, State of California, on the date below.

DATED: November 7, 1997                PATRIOT SCIENTIFIC CORPORATION





                                       By /s/LOWELL W. GIFFHORN
                                         -----------------------------------
                                       Lowell W. Giffhorn,
                                       Chief Financial Officer

      Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

      Signature                                     Title                               Date
      ---------                                     -----                               ----
      /s/MICHAEL A. CARENZO        President, Director, Chief Executive            November 7, 1997
      -------------------------      Officer
      Michael A. Carenzo


      /s/LOWELL W. GIFFHORN        Chief Financial Officer, Principal Financial    November7,1997
     --------------------------      Officer and Principal Accounting
      Lowell W. Giffhorn             Officer

      /s/ROBERT PUTNAM             Director, Treasurer and Secretary               November 7, 1997
      -------------------------
      Robert Putnam


      /s/ELWOOD G. NORRIS          Chairman and Director                           November 7, 1997
      -------------------------
      Elwood G. Norris


      /s/NORMAN J. DAWSON          Vice President, General Manager                 November 7, 1997
      -------------------------    and Director
      Norman J. Dawson


      /s/DONALD BERNIER            Director                                        November 7, 1997
      -------------------------
      Donald Bernier


      /s/RICHARD D. MCDANIEL       Director                                        November 7, 1997
      -------------------------
      Richard D. McDaniel